NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES NYSE American LLC ("NYSE American" or the "Exchange") hereby notifies the Securities and Exchange Commission (the "Commission") of its intention to remove the entire class of American Depositary Shares, each representing twenty (20) Ordinary Shares ("American Depositary Shares") of Graphex Group Limited (the "Company") from listing and registration on the Exchange on June 3, 2025, pursuant to the provisions of Rule 12d2-2(b) because, in the opinion of the Exchange, the American Depositary Shares are no longer suitable for continued listing and trading on NYSE American. The Exchange has determined that the Company's American Depositary Shares are no longer suitable for listing because the Company is delayed in filing with the Securities and Exchange Commission its annual reports on Form 20-F for the fiscal years ended December 31, 2023 and 2024. ("Delayed Filings"). The Company informed NYSE American that it will not be able to complete its Delayed Filings by May 15, 2025, which is the maximum time allowed under Section 1007 of the NYSE Company Guide. On May 14, 2025, the Exchange determined that the American Depositary Shares of the Company should be suspended from trading and directed the preparation and filing with the Commission of this application for the removal of the American Depositary Shares from listing and registration on NYSE American. The Company was notified on May 14, 2025. Pursuant to the above authorization, a press release regarding the proposed delisting was issued and posted on the Exchange's website on May 14, 2025, and trading in the American Depositary Shares was immediately suspended. The Company had a right to appeal to a Committee of the Board of Directors of the Exchange the determination to delist the American Depositary Shares, provided it filed a written request for such a review with the Secretary of the Exchange within seven calendar days of receiving notice of the delisting determination. The Company did not file such request within the specified period. Consequently, all conditions precedent under SEC Rule 12d2-2(b) to the filing of this application have been satisfied.